Exhibit 23.9

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc. (“Yamana”), I Chester Moore, P.Eng., hereby consent to the use of my name in connection with the references to the reports entitled “Technical Report on the Chapada Mine, Goiás State, Brazil” dated March 21, 2018 and “Technical Report on the El Peñón Mine, Antofagasta Region, Northern Chile” dated March 2, 2018 (together, the “Reports”), to the use of my name in connection with the written disclosure under the headings “Description of the Business — Material Producing Mines — Chapada Mine” and “Description of the Business — Material Producing Mines — El Peñón Mine”, excluding the written disclosure under the heading “Mineral Projects — Summary of Mineral Reserve and Mineral Resource Estimates”, in Yamana’s Annual Report on Form 40-F for the year ended December 31, 2017 (the “Disclosure”) and to the inclusion or incorporation by reference of references to and summaries of the Disclosure and the Report in the Registration Statement.

By:	/s/ Chester Moore
Name:	Chester Moore, P.Eng.

Dated: March 29, 2018